Exhibit 10.8

Exhibit 2.3(b)

Confidential

U BROADCAST INC. DOUGLAS HAY CONFIDENTIAL EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is made as of May 12th, 2010, between  U Broadcast Inc. a corporation organized under the laws of the State of Delaware (the “Company”), and Douglas Hay (the “Executive”).

RECITAL

WHEREAS, the parties acknowledge that Executive’s abilities and services are unique and essential to the prospects of the Company.

WHEREAS, the Company and Executive desire to formalize the terms and conditions of Executive’s employment with the Company.

NOW, THEREFORE, the Company and Executive hereby agree as follows:

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:
1. Employment.

(a) Term.  The Company hereby employs Executive to serve as President/COO/ Director.  The term of employment shall be for a period of three (3) years ("Employment Period"), to commence on the date hereof.  Thereafter, this Agreement shall automatically be renewed each anniversary date for one (1) successive three-year period (the Initial Term, together with any subsequent employment period or periods, being referred to herein as the “Term”); The term shall be for the Employment Period unless earlier terminated as set forth herein.

(b) Duties and Responsibilities. Executive will be reporting to the Company's Chairman and CEO..  Within the limitations established by the By-laws of the Company, the Executive shall have each and all of the duties and responsibilities of President / COO/ Director.
2. Compensation.

(a)
Base Salary. Executive shall be paid a base salary ("Base Salary") at the annual rate of $180,000, payable consistent with Company's payroll practices.  The annual Base Salary shall be reviewed on or before January 1 of each year, unless Executive's employment hereunder shall have been terminated earlier pursuant to this Agreement, by the Board of Directors of the Company to determine if such Base Salary should be increased for the following year in recognition of services to the Company but in no event shall there be less than a 5% increase per year (deemed as a cost of living adjustment) or any downward adjustments in Executive's Base Salary, unless the Company’s financial conditions deteriorate and cannot support said compensation, in which instance the Board would either determine to offer to accrue salary or portions thereof, and/or provide additional equity compensation to Executive.

(b)	Additional Compensation. Executive shall be eligible for a yearly bonus (“Bonus”) as determined by the company’s Board of Directors. The Bonus shall be paid, within ten

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Confidential Employment Agreement
5/12/2010

(10) days after the Company’s year-end operating results have been determined by the Company’s accountants.

(c)
Payment.  Payment of all compensation to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

(d)
Benefits.  In addition to the Base Salary, Executive shall be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of its executive employees at an appropriate level for the duties of the officer, and the Executive shall be entitled to receive such other fringe benefits as may be granted from time to time by the Company’s Board of Directors.

(e)
Benefit Plans.  Executive shall be entitled to participate in any benefit plans relating to stock options, stock purchases, pension, thrift, profit sharing, life insurance, medical coverage, education or other retirement or employee benefits available to other executive employees of the Company at an appropriate level for the duties of the office, subject to any restrictions (including waiting periods) specified in such plans.  The Company shall make commercially reasonable efforts to obtain medical and disability insurance, and such other forms of insurance as the Board of Directors shall determine for its employees. In lieu of this provision, company shall reimburse Executive monthly for his actual costs for maintaining Health, Medical, Vision, and Dental coverage for himself and immediate family.

3. Other Employment Benefits.

(a)
Business Expenses.  Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable business and travel expenses duly incurred by Executive in the performance of his duties under this Agreement. In addition, the Executive shall be entitled to receive a monthly automobile allowance in the amount of $1,000.00 which may be adjusted annually, but not to a level below $1,000.00.

(b)
Vacation.  Executive shall be entitled to four (4) weeks of vacation each year of full employment, exclusive of legal holidays, as long as the scheduling of Executive's vacation does not interfere with the Company's normal business operations.

(c)	Stock Option Grant. Executive shall be entitled to acquire shares of the Common Stock of the Company pursuant to the following terms:
•	Upon execution of this agreement Executive shall be granted 3,000,000 shares of the Company’s restricted common stock.
•
As an incentive the executive shall also be awarded an additional 3,000,000 shares of the company’s restricted common stock on the following vesting schedule. Shares shall be earned at twenty five (25) percent of the total award on the 6th, 12th, 18th and 24th month anniversary of the signing date contingent on the Executive remaining in an active role within the Company.

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Confidential Employment Agreement
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•	Stock Bonus. Executive shall be entitled to all grants of Common Stock of the Company based upon performance criteria as determined by the board of directors of the Company.

4. Executive's Business Activities.  Executive shall devote such time, energy and attention to the business of the Company during the term hereof as reasonably required to perform the described services.  Executive may serve as a member of the Board of Directors of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect his ability to carry out his duties hereunder.  Notwithstanding the foregoing, this section shall not preclude the Executive from devoting his time and energies in connection with the management of his personal investments and his participation in not-for-profit activities.

5. Termination of Employment.

(a)
For Cause.  Notwithstanding anything herein to the contrary, the Company may terminate Executive's employment hereunder for cause for any one of the following reasons: (1) conviction of a felony, or a misdemeanor where imprisonment is imposed, (2) commission of any act of theft, fraud, or falsification of any employment or Company records in any material way, (3) Executive's failure or inability to perform any material, reasonable assigned duties after written notice from the Company informing Executive of such failure, and providing a reasonable opportunity to cure such failure or inability, whereby Executive shall have 60 days to cure, or (4) material breach of this Agreement which breach is not cured within forty five (45) days following written notice of such breach.  Upon termination of Executive's employment with the Company for cause, the Company shall be under no further obligation to Executive for salary or bonus, except to pay all accrued but unpaid base salary at its then established levels, accrued bonus (if any) and accrued vacation to the date of termination thereof.  In the event the Company contends that it may terminate Executive for cause due to Executive's incompetence or negligence as described above, Company shall provide Executive with specific written notice specifying in reasonable detail the services or matters which it contends Executive has not been adequately performing and what Executive should do to adequately perform his obligations hereunder.  If Executive performs the required services within forty five (45) days of actual receipt of the notice by the Executive or modifies his performance to correct the matters complained of, in either case, to the reasonable satisfaction of the Company, Executive's breach will be deemed cured and such breach shall no longer constitute cause; provided, however, if the nature of the services not performed by the Executive or the matters complained of are such that more than thirty days are reasonably required to perform the required services or to correct the matters complained of, then the Executive's breach will be deemed cured if the Executive commences to perform such services or to correct such matters within the forty five (45) day period and thereafter diligently prosecutes such performance or correction to completion within such period of time after the end of such forty five (45) day period (the "extension period") as the Company has notified the Executive is reasonably required to perform the required services or to correct the matters complained of.  If Executive does not perform the required services or modify his performance to correct the matters complained of within

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Confidential Employment Agreement
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the forty five (45) day period or the extension period, as the case may be, Company shall have the right to terminate this Agreement at the end of the forty five (45) day period or extension period, as the case may be.

(b)
Without Cause.  The Company may terminate Executive's employment hereunder at any time (i) without cause, or if (ii) the Company otherwise materially breaches this Agreement and fails to cure this breach within thirty (30) days after notice from Executive, then at any time within three (3) months thereafter Executive may elect by notice in writing to the Secretary of the Company to treat the situation as a "Termination without Cause" of Executive by the Company and to discontinue his obligations to Company to perform services hereunder.  In such event, all compensation due to Executive which has accrued but has not yet been paid, including compensation earned through the date of termination of Executive's employment and unused vacation time, plus severance pay in the amount of three (2) year(s) of Base Salary at its then established levels in addition to accrued but unpaid Base Salary at its then established level, and accrued vacation, less deductions required by law, shall become due and payable within thirty (30) days.  In addition, the Stock Options provided in Section 3 herein shall vest according to the following schedule: within 10 days from termination without cause as set out herein, triple the amount of options that had vested as of the date of said termination shall immediately vest, but at no time shall the total amount of the vested options exceed  6,000,000 shares, which is the total grant under this Agreement.

(2) If Executive believes Company has materially breached this Agreement, or Executive may request an arbitration to determine whether Company has, in fact, materially breached this Agreement.  The arbitration shall be conducted pursuant to the provisions of Section 13, below.

(c) Material Breach by Company.  The Company shall have materially breached this Agreement if, without the Executive's prior written consent, one or more of the following events occur:

(1) Executive is otherwise removed from the office(s) provided for in this Agreement, for any reason other than the legal termination of his employment, unless Executive agrees in writing to such removal;
(2) Executive is assigned any duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities associated with the Executive's position including a change in reporting structure, unless agreed to by Executive in writing;
(3) Executive suffers a material reduction in the authorities, duties or responsibilities associated with Executive’s position, on the basis of which Executive makes a determination in good faith that he can no longer carry out such position in the manner contemplated at the time this Agreement was entered into;
(4) Executive's Base Salary is decreased by the Company, or his benefits or opportunities under any employee benefit or incentive plan or program of the Company or any other material benefit specifically promised to Executive herein is or are materially reduced

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Confidential Employment Agreement
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unless such benefit, plan, or program is reduced or eliminated for all eligible employees of the Company on an equal basis.
(5) The Company fails to pay the Executive any payments under any bonus or incentive plans when due;
(6) The Company fails to reimburse the Executive for business expenses in accordance with the Company's policies, procedures or practices;
(7) The Company fails to agree to or actually indemnify the Executive for his actions and/or inactions, as either a director or officer of the Company, to the fullest extent permitted by applicable law;
(8) The Company fails to obtain a written agreement satisfactory to the Executive from any successor or assign of the Company to assume and perform this Agreement; or
(9) The Company purports to terminate the Executive's employment for cause and such purported termination of employment is not effected in accordance with the procedures required by this Agreement, and for purposes of this Agreement, such purported termination of employment shall be invalid and of no force and effect;
(10) The Company relocates its executive offices more than eighty miles from the current location, without Executive's concurrence;
(11) There is material change in the principal line of business of the Company, without Executive's concurrence.

(d) Cooperation.  After notice of termination, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

6. Disability of Executive.  The Company may terminate this Agreement without liability if Executive shall permanently be prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than 180 consecutive days.  Upon such termination, Executive, he shall be entitled to benefits of 1 year Executive’s Base Salary at its then established levels in addition to accrued but unpaid Base Salary.

7. Death of Executive.  In the event of the death of Executive, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that within fifteen (15) days the employees heirs he shall be entitled to the following benefits: 1 year of Executive’s Base Salary at its then established levels in addition to accrued but unpaid Base Salary.

8. Indemnity.

(a) In addition to any rights of Executive under the Company's bylaws, or any applicable State law, Company hereby agrees to hold harmless and indemnify Executive:

(1) Against any and all expenses (including attorney's fees and costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the name of the Company) to which

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Executive is, was or at any time becomes a party, by reason of the fact that Executive is, was or at any time becomes a director, officer, employee, consultant, or agent of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee, consultant, partner, trustee or agent regardless of his subsequent title or position at another corporation, partnership, joint venture, trust or other enterprise;
(2) Otherwise to the fullest extent as may be provided to Executive by the Company under the by-laws of the Company and Nevada Corporations Code; and

(b) All agreements and obligations of the Company contained herein shall continue during the period Executive is a director, officer, employee, consultant or agent of Company (or is or was serving at the request of the Company as a director, officer, employee, partner, consultant or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Executive shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Executive was an officer or director of Company or serving in any other capacity referred to herein.

(c) Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent.  Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither the Company nor Executive will unreasonable withhold their consent to any proposed settlement.

(d) The Company will pay all expenses immediately upon the presentment of bills for such expenses.  This Agreement shall not affect any rights of Executive against Company, any insurer, or any other person to seek indemnification or contribution.

(e) If Company fails to pay any expenses (including without limiting the generality of the foregoing, legal fees and expenses incurred in defending any action, suit or proceeding), Executive shall be entitled to institute suit against Company to compel such payment and Company shall pay Executive all costs and legal fees incurred in enforcing such right to prompt payment.

(f) To the extent allowable under Delaware law, the burden of proof with respect to any proceeding or determination with respect to Executive's entitlement to indemnification under this Agreement shall be on Company.

(g) If any provision of this Paragraph 8 shall be determined as conflicting with any provision of (i) Company's by-laws or Articles of Incorporation, (ii) Delaware law, or (iii) the provisions of any other agreement between the parties as to indemnification, and such other document or law would provide the Executive with greater rights of benefits of indemnification, then such other document or law shall prevail; it being the intention of the parties hereto to provide maximum indemnification to the Executive. Otherwise, unless prohibited by law, any document or law which affords Executive with greater rights or indemnification by Company than do the provisions of this Agreement shall have superiority over the provisions of this Agreement.

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(i) In support of its obligations hereunder, the Company agrees to maintain a directors' and officers' liability and other insurance policies covering the Executive and further agrees that these policies shall be maintained so as to provide as broad and as complete coverage as is reasonably available in relation both to the Executive's position during the Term of Employment and to any claims arising thereafter but relating to said Term of Employment.

13.           Miscellaneous.

(a) Attorneys' Fees. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to legal proceedings in connection with this Agreement, the party or parties prevailing in such legal proceedings shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys' fees and costs in such legal proceedings from the non-prevailing party or parties; provided, however, that nothing herein is intended to affect the provisions of Section 8.

(b) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles.

(c) Entire Agreement.  This document contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(d) Amendment.  This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

(e) Severability.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(f) Construction.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

(g) Rights Cumulative.  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(h) Non-waiver.  No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in

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the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

(i) Notices.  Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive's residence (as noted in the Company's records), or to the Company's principal office, as the case may be.

(j) Assistance in Litigation.  Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable reasonable compensation.

(k) Disputes. Any controversy, claim or dispute arising out of or relating to this Agreement or the employment relationship, either during the existence of the employment relationship or afterwards, between the parties hereto, shall be litigated solely in state or federal court in San Diego County, California.  Each party (1) submits to the jurisdiction of such court, (2) waives the defense of an inconvenient forum, (3) agrees that valid consent to service may be made by mailing or delivery of such service to the Delaware Secretary of State (the "Agent") or to the party at the party's last known address, if personal service delivery cannot be easily effected, and (4) authorizes and directs the Agent to accept such service in the event that personal service delivery can not easily be effected.
(l) Assignment and Transfer.  Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.  This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any entity which may acquire all or substantially all of the Company's assets and business and any corporation with which the Company may be merged and, Executive, his heirs, executors, administrators and legal representatives.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

U Broadcast Inc.
Delaware Corporation

By /s/ John Castiglione	By /s/ Douglas Hay
Name: John Castiglione	Name: Douglas Hay